Exhibit 10.2

AMENDMENT NO. 1

TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP

This Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of MedEquities Realty Operating Partnership, LP (this “Amendment”) is made as of January 28, 2015 by MedEquities OP GP, LLC, a Delaware limited liability company (the “General Partner”), as sole general partner of MedEquities Realty Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in the First Amended and Restated Agreement of Limited Partnership of MedEquities Realty Operating Partnership, LP, dated as of July 31, 2014 (the “Partnership Agreement”), for the purpose of issuing additional Partnership Units in the form of Preferred Partnership Units (as defined below). Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, MedEquities Realty Trust, Inc., a Maryland corporation (the “Parent”), is the sole and managing member of the General Partner;

WHEREAS, the Board of Directors (the “Board”) of the Parent adopted resolutions on January 14, 2015 classifying and designating 125 shares of Preferred Stock (as defined in the Articles of Amendment and Restatement of the Parent (the “Charter”) as Series A Preferred Stock (as defined below);

WHEREAS, on January 20, 2015, the Company filed Articles Supplementary to the Charter with the State Department of Assessments and Taxation of Maryland, establishing the Series A Preferred Stock, with such preferences, rights, powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as described in the Series A Articles Supplementary (as defined below);

WHEREAS, on January 28, 2015, the Company issued 125 shares of the Series A Preferred Stock; and

WHEREAS, the General Partner has determined that, in connection with the issuance of the Series A Preferred Stock, it is necessary and desirable to amend the Partnership Agreement to create additional Partnership Units in the form of Series A Preferred Partnership Units (as defined below) having designations, preferences and other rights which are substantially the same as the economic rights of the Series A Preferred Stock.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Partnership Agreement is hereby amended as follows:

1. Article 1 of the Partnership Agreement is hereby amended to add the following definitions:

“Common Partnership Interest” shall mean an ownership interest in the Partnership, other than a Preferred Partnership Interest, and includes any and all benefits to which the holder of such an ownership interest may be entitled as provided in this Agreement or the Act, together with all obligations of such person to comply with the terms and provisions of this Agreement and the Act.

“Common Partnership Unit” shall mean a fractional, undivided share of the Common Partnership Interests of all Partners issued hereunder.

“Parent” means MedEquities Realty Trust, Inc., a Maryland corporation.

“Preferred Partnership Interest” shall mean an ownership interest in the Partnership evidenced by a designated series of Preferred Partnership Units, having a preference in payment of distributions or on liquidation as determined by the General Partner for such series of Preferred Partnership Units and as set forth in an amendment to this Agreement, and includes all benefits to which the holder of such an ownership interest may be entitled as provided in this Agreement or the Act, together with all obligations of such Person to comply with the terms and provisions of this Agreement and the Act.

“Preferred Partnership Unit” shall mean a fractional, undivided share of Preferred Partnership Interests of all Partners in the specified series issued hereunder.

“Series A Articles Supplementary” shall mean the Articles Supplementary Establishing and Fixing the Rights and Preference of a Series of Shares of Preferred Stock, designating the rights and preferences of the 12.5% Series A Redeemable Cumulative Preferred Stock, filed as part of the Parent’s Charter with the State Department of Assessments and Taxation of Maryland on January 28, 2015.

“Series A Preferred Partnership Interests” shall mean an ownership interest in the Partnership evidenced by the Series A Preferred Partnership Units, having a preference in payment of distributions or on liquidation as set forth in this Amendment.

“Series A Preferred Partnership Units” shall mean the series of Preferred Partnership Units established pursuant to this Amendment, representing a fractional, undivided share of the Series A Preferred Partnership Interests of all Partners issued under the Partnership Agreement.

“Series A Preferred Stock” shall mean the 12.5% Series A Redeemable Cumulative Preferred Stock of the Parent, with the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as described in the Series A Articles Supplementary.

2. In accordance with Section 4.2 of the Partnership Agreement, set forth in Exhibit H hereto are the terms and conditions of the Series A Preferred Partnership Units hereby established and issued to the Parent in consideration of its contribution to the Partnership of the proceeds of the issuance and sale of the Series A Preferred Stock by the Parent. The Partnership Agreement is amended to incorporate such Exhibit H as Exhibit H thereto.

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3. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

4. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.

5. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed on its behalf as of the date first set forth above.

MEDEQUITIES OP GP, LLC, as sole general partner of MedEquities Realty Operating Partnership, LP

By:	/s/ William C. Harlan
Name:	William C. Harlan
Title:	President and Chief Operating Officer

Signature Page to Amendment No. 1 to the First Amended and Restated

Agreement of Limited Partnership of MedEquities Realty Operating Partnership, LP

EXHIBIT H

DESIGNATION OF TERMS AND CONDITIONS OF SERIES A PREFERRED PARTNERSHIP UNITS

(1) Designation and Number. A series of Preferred Partnership Units, designated as Series A Preferred Partnership Units, is hereby established. The number of Series A Preferred Partnership Units shall be 125.

(2) Ranking. The Series A Preferred Partnership Units will, with respect to rights to receive distributions and to participate in distributions or payments upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Common Partnership Units and any other Partnership Units of the Company, now or hereafter issued and outstanding, the terms of which provide that such Partnership Units rank, as to distributions and upon liquidation, dissolution or winding up of the Partnership, junior to such Series A Preferred Partnership Units, (b) on a parity with any other Partnership Units of the Partnership, now or hereafter issued and outstanding, other than Partnership Units referred to in clauses (a) and (c); and (c) junior to all Partnership Units of the Partnership the terms of which specifically provide that such Partnership Units rank senior to the Series A Preferred Partnership Units.

(3) Distributions.

(a) The record holders of the then outstanding Series A Preferred Partnership Units shall be entitled to receive cumulative preferential cash distributions, when and as authorized by the General Partner, out of funds legally available for the payment of distributions, at the rate of 12.5% per annum of the total of (i) the $1,000 liquidation preference (the “Liquidation Preference”) plus (ii) all accumulated and unpaid distributions thereon which are in arrears. Such distributions shall accrue on a daily basis and be cumulative from the first date on which any Series A Preferred Partnership Units are issued (the “Initial Issue Date”), and shall be payable annually in arrears on June 30 of each year or, if not a business day, the next succeeding business day (each, a “Distribution Payment Date”). Any distribution payable on the Series A Preferred Partnership Units for any partial Distribution Period (as defined below) will be computed on the basis of a 360-day year consisting of twelve 30-day months. The term “Distribution Period” shall mean, with respect to the first Distribution Period, the period from and including the Initial Issue Date to and including the first Distribution Payment Date, and with respect to each subsequent Distribution Period, the period from but excluding a Distribution Payment Date to and including the next succeeding Distribution Payment Date or other date as of which accumulated distributions are to be calculated. Distributions shall be paid to holders of record of the Series A Preferred Partnership Units of the Partnership at the close of business on the record date, which shall be the 15th day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Company for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”). Distributions in respect of any past Distribution Periods that are in arrears may be authorized and paid at any time to holders of record on the Distribution Record Date related to each such Distribution Period. Any distribution payment made on the Series A Preferred Partnership Units shall be credited first against the earliest accumulated but unpaid distribution due which remains payable.

(b) No distributions on the Series A Preferred Partnership Units shall be authorized by the General Partner or paid or set apart for payment by the General Partner at such time as the terms and provisions of any agreement of the Parent, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, distributions on the Series A Preferred Partnership Units shall accumulate whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Distributions will be authorized and paid when due in all events to the fullest extent permitted by law and, if revaluation of the Partnership or its assets would permit payment of distributions which would otherwise be prohibited, then such revaluation shall be done. Unpaid distributions on the Series A Preferred Partnership Units will accumulate as of the Distribution Payment Date on which they first become payable.

(d) Except as provided in Section 3(e), unless full cumulative distributions on the Series A Preferred Partnership Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods and the then current Distribution Period, no distributions (other than in Common Partnership Units or other partnership units ranking junior to the Series A Preferred Partnership Units as to distributions and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Common Partnership Units, or any other partnership units of the Partnership ranking junior to the Series A Preferred Partnership Units as to distributions or upon liquidation, nor shall any Common Partnership Units, or any other partnership units of the Partnership ranking junior to the Series A Preferred Partnership Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership (except by conversion into or exchange for other partnership units of the Partnership ranking junior to the Series A Preferred Partnership Units as to distributions and upon liquidation). Holders of the Series A Preferred Partnership Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions on the Series A Preferred Partnership Units as provided above. Any distribution payment made on the Series A Preferred Partnership Units shall be first credited against the earliest accumulated but unpaid distribution due with respect to such shares which remains payable.

(e) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Partnership Units, all distributions authorized upon the Series A Preferred Partnership Units shall be authorized pro rata.

(f) Holders of the Series A Preferred Partnership Units shall not be entitled to any distribution, whether payable in cash, property or units in excess of the full cumulative distributions on the Series A Preferred Partnership Units as described above.

(4) Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the holders of the Series A Preferred Partnership Units shall be entitled to receive out of the assets of the Partnership legally available for distribution a distribution in cash in the amount of the Liquidation Preference plus an amount equal to all distributions accumulated and unpaid thereon to the date of payment, plus, if applicable, the Redemption Premium (as defined Series A Articles Supplementary) then in effect, before any distribution of assets is made to holders of Common Partnership Units or any other class of partnership units of the Partnership that ranks junior to the Series A Preferred Partnership Units as to liquidation rights.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Partnership are insufficient to pay the amount of the Liquidation Preference plus an amount equal to all distributions accumulated and unpaid on all outstanding Series A Preferred Partnership Units, then the holders of the Series A Preferred Partnership Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

(c) After payment of the full amount of liquidating distributions to which they are entitled, the holders of the Series A Preferred Partnership Units will have no right or claim to any of the remaining assets of the Partnership.

(5) Redemption. In connection with the redemption by the Parent of any shares of Series A Preferred Stock in accordance with the provisions of the Series A Articles Supplementary, the Partnership shall redeem a Series A Preferred Partnership Unit by making a payment to the Company for such purpose which shall be equal to the redemption price (as set forth in the Series A Articles Supplementary), plus all and any accumulated and unpaid dividends on the Series A Preferred Stock (whether or not declared), to, but not including, the redemption date. From and after the applicable redemption date, the Series A Preferred Partnership Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series A Preferred Partnership Units shall cease.

(6) Voting Rights. Except as required by applicable law or the Partnership Agreement, the holder of the Series A Preferred Partnership Units, as such, shall have no voting rights.

(7) Conversion. The Series A Preferred Partnership Units are not convertible into or exchangeable for any other property or securities of the Partnership.

(8) Restriction on Ownership. The Series A Preferred Partnership Units shall be owned and held solely by the Parent.

(9) Allocations. Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among holders of Series A Preferred Partnership Units in accordance with Article VI of the Partnership Agreement.